As filed with the Securities and Exchange Commission on October 4, 2016

Registration No. 333-203124

Registration No. 333-166298

Registration No. 333-132738

Registration No. 333-76140
Registration No. 033-61093

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-203124

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-166298

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-132738

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-76140

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-61093

UNDER THE SECURITIES ACT OF 1933

Piedmont Natural Gas Company, Inc.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	56-0556998
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4720 Piedmont Row Drive Charlotte, North Carolina	28210
(Address of Principal Executive Offices)	(Zip Code)

Piedmont Natural Gas Company, Inc. Voluntary Deferral Plan

Piedmont Natural Gas Company Employee Stock Purchase Plan

Piedmont Natural Gas Company, Inc. Incentive Compensation Plan

Piedmont Natural Gas Company, Inc. 401(k) Plan

(Full title of the plans)

Julia S. Janson
Executive Vice President, Chief Legal Officer and Corporate Secretary
4720 Piedmont Row Drive
Charlotte, North Carolina 28210
Telephone: (704) 364-3120

(Name, Address and Telephone Number, Including Area Code of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by Piedmont Natural Gas Company, Inc., a North Carolina corporation (the “Registrant”):

•                  File No. 033-61093, which was filed with the Securities and Exchange Commission (the “SEC”) on July 18, 1995, pertaining to the registration of 300,000 shares of common stock, no par value (“Company Common Stock”), of the Registrant, issuable under the Piedmont Natural Gas Company Employee Stock Purchase Plan;

•                  File No. 333-76140, which was filed with the SEC on December 31, 2001 and amended by Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-76140, which was filed with the SEC on December 22, 2008, pertaining to the registration of 10,000 shares of Company Common Stock and 10,000 rights to purchase Series A Junior Participating Preferred Stock (“Preferred Share Purchase Rights”), issuable under the Piedmont Natural Gas Company, Inc. 401(k) Plan f/k/a Piedmont Natural Gas Company, Inc. 401(k) Payroll Investment Plan;

•                  File No. 333-132738, which was filed with the SEC on March 27, 2006, pertaining to the registration of 1,500,000 shares of Company Common Stock and 1,500,000 Preferred Share Purchase Rights, issuable under the Piedmont Natural Gas Company, Inc. Incentive Compensation Plan;

•                  File No. 333-166298, which was filed with the SEC on April 26, 2010, pertaining to the registration of 300,000 shares of Company Common Stock, issuable under the Piedmont Natural Gas Company Employee Stock Purchase Plan; and

•                  File No. 333-203124, which was filed with the SEC on March 31, 2015, pertaining to the registration of general unsecured obligations of Piedmont Natural Gas Company, Inc. to pay deferred compensation, not to exceed $5,000,000 in the aggregate, from time to time in the future in accordance with the Piedmont Natural Gas Company, Inc. Voluntary Deferral Plan.

On October 3, 2016, pursuant to the terms of the Agreement and Plan of Merger, dated October 24, 2015 (the “Merger Agreement”), by and among the Registrant, Duke Energy Corporation, a Delaware corporation (“Parent”) and Forest Subsidiary, Inc., a North Carolina corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving as a wholly-owned subsidiary of Parent.  In the Merger, the Registrant’s common stockholders became entitled to receive $60.00 in cash, without interest, for each share of Company Common Stock they held immediately prior to the effective time of the Merger (other than shares of Company Common Stock that were owned by Parent or Merger Sub or any of their respective subsidiaries, in each case immediately prior to the effective time of the Merger).

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements.  In accordance with undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statements that remain unsold at the termination of such offering, the Registrant hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, as of October 4, 2016.

PIEDMONT NATURAL GAS COMPANY, INC.

By:	/s/ Julia S. Janson
Name:	Julia S. Janson
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer (principal executive officer),
/s/ Lynn J. Good	Director	October 4, 2016
Lynn J. Good

/s/ Steven K. Young	Executive Vice President and Chief Financial Officer
Steven K. Young	(principal financial officer)	October 4, 2016

/s/ William E. Currens Jr.	Controller and Chief Accounting Officer
William E. Currens Jr.	(principal accounting officer)	October 4, 2016

/s/ Dhiaa M. Jamil
Dhiaa M. Jamil	Director	October 4, 2016

/s/ Franklin H. Yoho
Franklin H. Yoho	Director	October 4, 2016